EXHIBIT 4.52

                              THIRTEENTH AMENDMENT
                            TO THE FACILITY AGREEMENT

          Made and entered into on this 1st day of May 2006, by and between:

          (1)  TOWER SEMICONDUCTOR LTD. ("THE BORROWER")

          and

          (2)  BANK LEUMI LE-ISRAEL B.M. and BANK HAPOALIM B.M. ("THE BANKS")


WHEREAS: the Borrower, on the one hand, and the Banks, on the other hand, are parties to a Facility Agreement dated January 18, 2001, as amended pursuant to a letter dated January 29, 2001, a Second Amendment dated January 10, 2002, a letter dated March 7, 2002, a letter dated April 29, 2002, a letter dated September 18, 2002, as amended on October 22, 2002, a letter dated June 10, 2003, a Seventh Amendment dated November 11, 2003, a letter dated January 30, 2005, a Ninth Amendment dated July 24, 2005, a Tenth Amendment dated September 29, 2005, an Eleventh Amendment dated October 27, 2005 and a Twelfth Amendment dated November 30, 2005 (the Facility Agreement, as amended as aforesaid, hereinafter "THE FACILITY AGREEMENT"); and

WHEREAS: the Borrower has requested that the Banks postpone the Borrower's obligation to make certain repayments of principal pursuant to the Facility Agreement; and

WHEREAS: following the Borrower's request, the Borrower and the Banks have agreed to amend the Facility Agreement in the manner set out below ("THIS THIRTEENTH AMENDMENT"),

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NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.   INTERPRETATION

     Unless the context specifies otherwise, terms and expressions defined in the Facility Agreement shall have the same meanings when used in this Thirteenth Amendment. References herein to clauses and paragraphs, are to clauses and paragraphs of the Facility Agreement.

2.   AMENDMENT

     The Facility Agreement is hereby amended as follows:

     2.1. In clause 1 (INTERPRETATION), paragraph (e) of clause 1.1.97 ("LOAN MATURITY DATE") shall be amended to read in its entirety as follows:

          "(e) each Interest Payment Loan, the first Business Day in July
               2007;".

     2.2. Clause 6.1 (REPAYMENT OF LOANS) shall be amended to read as follows:

          2.2.1. by adding the following to the end of the second paragraph of clause 6.1.1:

               "; provided that, the Borrower shall be permitted to pay the first and second quarterly principal instalments on the first Business Day in July 2007 rather than on March 31, 2007 and the last Business Day in June 2007, respectively. For the avoidance of doubt, all subsequent quarterly principal instalments shall continue to be due and payable by the Borrower in accordance with the repayment provisions set forth in this clause 6.1.1 above."

          and

          2.2.2. by adding the following to the end of clause 6.1.2:

               "provided that with respect to Advances made to the Borrower during the second Quarter of 2004 ("THE SECOND QUARTER 2004 ADVANCES"), the Borrower shall be permitted to pay the first quarterly principal instalment on the first Business Day in July 2007, rather than on the last Business Day in June 2007 and for the avoidance of doubt:

               (a) all subsequent quarterly principal instalments shall continue to be due and payable by the Borrower in accordance with the repayment provisions set forth in this clause 6.1.2 above; and

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               (b)  all Advances made to the Borrower as described in this clause 6.1.2 above subsequent to the Second Quarter 2004 Advances shall continue to be due and payable by the Borrower in accordance with the repayment provisions set forth in this clause 6.1.2 above."

     2.3. Clause 11 (Commissions, Fees and Expenses) shall be amended as follows:

          2.3.1. Clause 11.1 shall be amended to read as follows:

               "11.1 THIRTEENTH AMENDMENT FEES

                    The Borrower shall pay to each of the Banks, in accordance with, and on the dates set forth in, the fee letters between the Borrower and the Banks ("THE THIRTEENTH AMENDMENT FEE LETTERS"), the fees set out in the Thirteenth Amendment Fee Letters."

3.   INTEREST PAYMENTS

     For the avoidance of doubt, all Interest on each Advance (including the Second Quarter 2004 Advances) and each Loan (including Interest Payment Loans) shall continue to be due and payable in accordance with clause 9.3.

4.   NINTH AMENDMENT WARRANTS

     This Thirteenth Amendment shall not derogate from Section 7 of the Ninth Amendment and does not constitute an agreement by the Banks to reschedule the repayment dates of the Interest Payment Loans as contemplated by the Warrants issued to each of the Banks on August 4, 2005 in connection with the Ninth Amendment and, as such, as of the date hereof, each of such Warrants is only exercisable with respect to 2,066,116 (two million and sixty-six thousand, one hundred and sixteen) Warrant Shares (as defined in such Warrants).


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5.   FULL FORCE AND EFFECT OF FACILITY AGREEMENT

     The Facility Agreement is hereby amended as expressly set out in this Thirteenth Amendment above. This Thirteenth Amendment shall be read together with the Facility Agreement as one agreement and, save as expressly amended by this Thirteenth Amendment, the Facility Agreement shall remain unaltered and in full force and effect.

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED THIS THIRTEENTH AMENDMENT ON THE DATE FIRST MENTIONED ABOVE.


for:   TOWER SEMICONDUCTOR LTD.

By:    ______________________________

Title: ______________________________


for:   BANK LEUMI LE-ISRAEL B.M.                  for:   BANK HAPOALIM B.M.

By:    ______________________________             By:    ______________________

Title: ______________________________             Title: ______________________


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